PROSPECTUS SUPPLEMENT NO. 6	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated March 19, 2021)	Registration No. 333-251034

PURECYCLE TECHNOLOGIES, INC.

25,000,000 Shares

Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 19, 2021 (as supplemented or amended from time to time, the “Prospectus”), with the amended and restated information contained in our Current Report on Form 8-K/A, which was filed with the Securities and Exchange Commission (“SEC”) on June 21, 2021 (the “Form 8-K/A”). Accordingly, we have attached the Form 8-K/A to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time of up to 25,000,000 shares of our common stock, par value $0.001 per share (“Common Stock”), issued pursuant to the terms of those certain subscription agreements entered into (the “PIPE Investment”) in connection with the Business Combination (as defined in the Prospectus). As described in the Prospectus, the selling securityholders named therein or their permitted transferees (collectively, the “Selling Stockholders”), may sell from time to time up to 25,000,000 shares of our Common Stock that were issued to the Selling Stockholders in connection with the closing of the PIPE Investment and the Business Combination.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock, warrants and units are listed on The Nasdaq Capital Market under the symbols “PCT,” “PCTTW” and “PCTTU,” respectively. On June 21, 2021, the closing price of our Common Stock was $22.67 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 23 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 21, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2021 (March 17, 2021)

PURECYCLE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40234	86-2293091
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5950 Hazeltine National Drive, Suite 650
Orlando, Florida	32822
(Address of principal executive offices)	(Zip Code)

(877) 648-3565

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PCT	The Nasdaq Capital Market LLC
Warrants, each exercisable for one share of common stock, $0.001 par value per share, at an exercise price of $11.50 per share	PCTTW	The Nasdaq Capital Market LLC
Units, each consisting of one share of common stock, $0.001 par value per share, and three quarters of one warrant	PCTTU	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

On March 17, 2021 (the “Closing Date”), PureCycle Technologies LLC (“PCT LLC”) consummated the previously announced business combination (“Business Combination”) with Roth CH Acquisition I Co., a Delaware corporation (both prior to and after the Closing Date, “ROCH”), Roth CH Acquisition I Co. Parent Corp., a Delaware corporation and wholly owned direct subsidiary of ROCH (“ParentCo”) and others pursuant to the Agreement and Plan of Merger dated as of November 16, 2020, as amended from time to time (the “Merger Agreement”).

Upon the completion of the Business Combination and the other transactions contemplated by the Merger Agreement (collectively, the “Closing”), ROCH changed its name to PureCycle Technologies Holdings Corp. and became a wholly owned direct subsidiary of ParentCo, PCT LLC became a wholly owned direct subsidiary of PureCycle Technologies Holdings Corp. and a wholly owned indirect subsidiary of ParentCo, and ParentCo changed its name to PureCycle Technologies, Inc. (“PureCycle,” “Company,” “we” or “our”). PureCycle continues the existing business operations of PCT LLC as a publicly traded company. The Company’s common stock, units and warrants are listed on the Nasdaq Capital Market (“NASDAQ”) under the symbols “PCT,” “PCTTU” and “PCTTW,” respectively.

In connection with the Closing, the Company filed a Current Report on Form 8-K on March 22, 2021 (the “Original Report”), to report, among other events, the Closing and related matters under Items 1.01, 2.01, 3.02, 3.03, 4.01, 5.01, 5.02, 5.03, 5.06, 8.01 and 9.01 of Form 8-K. The Company is filing this Amendment No. 1 on Form 8-K/A (this “Amendment”) to the Original Report in order to amend and restate certain unaudited pro forma condensed combined financial information of the Company as of and for the year ended December 31, 2020 and to file the unaudited pro forma condensed combined statement of operations of the Company for the three months ended March 31, 2021, as further described below.

As previously reported in the Current Report on Form 8-K filed by the Company on June 8, 2021 (the “Restatement 8-K”), on April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance, ROCH’s 199,125 Private Warrants (as defined in ROCH’s Annual Report on Form 10-K for the period ended December 31, 2020 (the “ROCH Form 10-K”)), that were converted into Company warrants pursuant to the Business Combination, were accounted for as equity within ROCH’s balance sheet. On May 27, 2021, after discussion and evaluation, Company management, in consultation with the Audit Committee, concluded that the Private Warrants should be presented as liabilities with subsequent fair value remeasurement.

As reported in the Restatement 8-K, on June 2, 2021, the Company concluded that ROCH’s (i) audited financial statements for the year ending December 31, 2020; (ii) unaudited interim financial statements as of and for the periods ended June 30, 2020 and September 30, 2020; and (iii) audited balance sheet as of May 7, 2020 and unaudited pro forma balance sheet as of May 26, 2020 (collectively, the “Affected Periods”) should be restated because of a misapplication in the guidance regarding accounting for the Private Warrants and should no longer be relied upon.

On June 15, 2021, ROCH filed an amendment to the ROCH Form 10-K to restate its consolidated financial statements for the Affected Periods. This Amendment is being filed in order to amend and restate the unaudited pro forma condensed combined balance sheet and statement of operations of the Company as of and for the year ended December 31, 2020, provided under Item 9.01(b) in the Original Report, to give effect to the restatement of the ROCH Form 10-K and the actual transaction costs incurred in connection with the closing of the Business Combination, and to file the unaudited pro forma condensed combined statement of operations of the Company for the three months ended March 31, 2021, in each case to give effect to the Business Combination.

This Amendment does not amend any other item of the Original Report or purport to provide an update or a discussion of any developments at the Company or its subsidiaries subsequent to the filing date of the Original Report. The information previously reported in or filed with the Original Report is hereby incorporated by reference to this Amendment. Capitalized terms used but not defined herein have the meanings given to such terms in the Original Report.

Item 9.01 Financial Statements and Exhibits.

(b)	Pro forma financial information

The unaudited pro forma condensed combined balance sheet and statement of operations of the Company as of and for the year ended December 31, 2020 are set forth in Exhibit 99.1 to this Amendment and are incorporated herein by reference. The unaudited pro forma condensed combined statement of operations of the Company for the three months ended March 31, 2021 is set forth in Exhibit 99.2 to this Amendment and is incorporated herein by reference.

(d)	Exhibits

Exhibit No.	Description
99.1	Unaudited pro forma condensed combined balance sheet and statement of operations of the Company as of and for the year ended December 31, 2020.
99.2	Unaudited pro forma condensed combined statement of operations of the Company for the three months ended March 31, 2021.
104.1	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 21, 2021	PURECYCLE TECHNOLOGIES, INC.

	By:	/s/ Michael Dee
	Name:	Michael Dee
	Title:	Chief Financial Officer

Exhibit 99.1

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in the prospectus dated March 19, 2021 (as supplemented or amended from time to time, the “Prospectus”)

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the Business Combination. The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, ROCH will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was reflected as the equivalent of PCT issuing stock for the net assets of ROCH, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of PCT. The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2020 gives effect to the Business Combination as if it had occurred on December 31, 2020. The summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2020 give effect to the Business Combination as if it had occurred on January 1, 2020.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination company appearing below and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of ROCH and PCT for the applicable periods included in the Prospectus. The historical financial statements and related notes of ROCH are included in the Prospectus pursuant to Prospectus Supplement No. 5 filed on June 15, 2021, which was filed to the update and supplement the information contained in the Prospectus with ROCH’s Amendment No. 1 to the Annual Report on Form 10-K filed with the SEC on June 15, 2021. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Combined Company.

Pro Forma Combined (as restated)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
Year Ended December 31, 2020 (in thousands except share and per share data)
Revenue	$-
Net loss per share - basic and diluted	$(0.52)
Weighted-average common shares outstanding - basic and diluted	118,322,900

Pro Forma Combined (as restated)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of December 31, 2020 (in thousands)
Total assets	$697,841
Total liabilities	$296,725
Total stockholders’ equity	$401,116

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for ROCH and PCT and unaudited pro forma condensed combined per share information after giving effect to the Business Combination. The pro forma book value information reflects the Business Combination as if it had occurred on December 31, 2020. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if they had occurred on January 1, 2020.

The unaudited pro forma condensed combined earnings per share information should be read in conjunction with, the historical financial statements and related notes of ROCH and PCT for the applicable periods included in this Prospectus. The unaudited pro forma condensed combined earnings per share information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the unaudited pro forma combined book value per share information does not purport to project the future financial position or operating results of the Combined Company.

			Combined Pro Forma	PureCycle Equivalent Per Share Pro Forma (2)
	PCT. (Historical)	ROCH (Historical Restated)	Pro Forma Condensed Combined	Pro Forma Condensed Combined

As of and for the year ended December 31, 2020
Book Value per share (1)	$39.51	$1.96	$3.39	$36.58
Weighted average shares outstanding of common stock - basic and diluted	2,731,045	2,549,960	118,322,900	29,468,097
Net income per share of Class A common stock - basic and diluted	$(22.02)	$(0.92)	$(0.52)	$(5.62)

(1) Book value per share = (Total equity)/(Common shares outstanding).

(2) The equivalent pro forma basic and diluted per share data for PCT is calculated based on an expected exchange ratio of 10.79.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in the Prospectus.

Introduction

ParentCo is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

ROCH is a special purpose acquisition company whose purpose is to acquire, through a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. ROCH was incorporated in Delaware on February 13, 2019, as Roth CH Acquisition I Co. On May 4, 2020, ROCH consummated its IPO. The IPO, of 7,500,000 of its Units consisting of ROCH Common Stock and Public Warrants, generated gross proceeds to ROCH of $75.0 million. Simultaneously with the consummation of the IPO, ROCH completed the private sale of 262,500 Private Units (consisting of Private Shares and related Private Warrants) at a purchase price of $10.00 per unit to its Initial Stockholders generating gross proceeds of $2.6 million. Each Private Unit consists of one share of ROCH Common Stock and three quarters of a warrant to purchase shares of ROCH Common Stock at an exercise price of $11.50. Following the closing of the IPO on May 7, 2020, an amount of $75.0 million ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Units was placed in a Trust Account which will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, with a maturity of 180 days or less or in a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act. On May 26, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, ROCH sold an additional 150,000 Units at a purchase price of $10.00 per Unit, generating gross proceeds of $1.5 million. In addition, in connection with the underwriters’ partial exercise of their over-allotment option, ROCH also consummated the sale of an additional 3,000 Private Units at a purchase price of $10.00 per Private Unit, generating gross proceeds of $30,000. Following such closing, an additional $1.5 million was deposited into the Trust Account, resulting in $76.5 million being held in the Trust Account. ROCH had 18 months from the closing of the IPO (by November 7, 2021) to complete an initial business combination.

PCT and its wholly owned subsidiaries, PureCycle: Ohio LLC, PCT Managed Services LLC and PCO Holdco LLC, are businesses whose planned principal operations are to conduct business as a plastics recycler using a patented recycling process. Developed and licensed by P&G, the patented recycling process separates color, odor and other contaminants from plastic waste feedstock to transform it into virgin-like resin, referred to as ultra-pure recycled polypropylene (“UPRP”). PCT is currently constructing its Phase II Facility and conducting research and development activities to operationalize the Technology.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the historical balance sheet of ROCH and the historical balance sheet of PCT on a pro forma basis as if the Business Combination and the related transactions contemplated by the Merger Agreement, summarized below, had been consummated on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, combine the historical statements of operations of ROCH and PCT for such periods on a pro forma basis as if the Business Combination and related Transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented. The related transactions contemplated by the Merger Agreement that are given pro forma effect include:

•	Transaction accounting adjustments represent adjustments that are expected to occur in connection with the Closing of the Business Combination, including the following:

o	The reverse recapitalization between Merger Sub and PCT; and

o	The net proceeds from the issuance of ParentCo Common Stock in the PIPE.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of ROCH was derived from the audited financial statements of ROCH as of and for the year ended December 31, 2020, which are included elsewhere in this Prospectus. The historical financial information of PCT was derived from the audited consolidated financial statements of PCT as of and for the year ended December 31, 2020, which are included elsewhere in this Prospectus. This information should be read together with ROCH’s and PCT’s audited financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this Prospectus.

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, ROCH will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of PCT issuing stock for the net assets of ROCH, accompanied by a recapitalization. The net assets of ROCH will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of PCT.

PCT has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	PCT will have the largest single voting interest block in the Combined Company;

•	PCT will have the ability to nominate the majority of the members of the board of directors following the closing;

•	PCT will hold executive management roles for the post-combination company and be responsible for the day-to-day operations;

•	The Combined Company will assume PCT’s name; and

•	The intended strategy of the Combined Company will continue PCT’s current strategy of being a leader in plastics recycling.

Description of the Business Combination

The aggregate consideration for the Business Combination will be $1,156.9 million, payable in the form of shares of the ParentCo Common Stock and assumed indebtedness.

The following summarizes the purchase consideration:

Total shares transferred*	83,500,000
Value per share	10.00
Total Share Consideration	$835,000,000
Assumed indebtedness
Revenue Bonds	249,600,000
The Convertible Notes	60,000,000
Term Loan	313,500
Related Party Promissory Note**	12,000,000
Total merger consideration	$1,156,913,500

* Amount excludes the issuance of 4.0 million earnout shares to certain shareholders of PCT as a result of the Combined Company satisfying the performance and operational targets subsequent to the closing of the Business Combination

** Related party promissory note was repaid prior to the closing of the Business Combination

The following summarizes the pro forma ParentCo Common Stock outstanding (in thousands):

	Shares Outstanding	%
PCT Shareholders	83,500	70.6%
Total PCT Inc Merger Shares	83,500	70.6%
ROCH Public Shares	7,640	6.5%
ROCH Founder and Private Shares	2,183	1.8%
Total ROCH Shares	9,823	8.3%
PIPE investors	25,000	21.1%
Pro Forma ParentCo Common Stock at December 31, 2020	118,323	100.0%

The outstanding shares exclude PCT’s outstanding warrants and options. Pursuant to the Merger Agreement, 143,619 outstanding warrants will be canceled, and such agreement terminated pursuant to the issuance of conditional replacement warrants by ParentCo. The 143,092 outstanding unvested Class C Units will be ParentCo’s restricted shares, subject to the same vesting schedule and forfeiture restrictions as the unvested PCT Class C Units.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are based on the historical financial statements of ROCH and PCT. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2020

(in thousands)

	As of December 31, 2020				As of December 31, 2020
	PureCycle Technologies LLC (Historical)	Roth CH Acquisition I Co. (Historical, As Restated)	Transaction Accounting Adjustments (As Restated)		Pro Forma Condensed Combined (As Restated)
ASSETS
Current assets
Cash and cash equivalents	$64,492	$201	$76,484	A	$358,101
			250,000	B
			(2,677)	C
			(30,399)	D
Prepaid royalties	2,890	-	-		2,890
Prepaid expenses and other current assets	445	105	-		550
Total current assets	67,827	306	293,408		361,541
Non-current assets:
Marketable securities held in Trust Account	-	76,535	(76,484)	A	-
			(51)	E
Restricted cash	266,082	-	-		266,082

Property and equipment, net	70,218	-	-		70,218
Intangible assets	-				-
Total non-current assets	336,300	76,535	(76,535)		336,300
TOTAL ASSETS	404,127	76,841	216,873		697,841

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' DEFICIT
Accounts payable	1,058	12	-		1,070
Accrued expenses	26,944	714	(1,854)	D	25,804
Accrued interest	4,951	-	-		4,951
Notes payable – current	122	-	-		122
Due to related party	-	-	-		-
Related party notes payable	-	-	-		-
Accrued and other current liabilities	-	-	-		-
Total current liabilities	33,075	726	(1,854)		31,947
Non-current liabilities:
Deferred research and development obligation	1,000	-	-		1,000
Notes Payable	26,477	-	-		26,477
Bonds Payable	235,676	-	-		235,676
Redeemable warrants	-	-	-		-
Warrant liability	-	1,625	-		1,625
Convertible Promissory Notes	-	-	-		-
Deferred underwriting fee payable	-	2,677	(2,677)	C	-
Total non-current liabilities	263,153	4,302	(2,677)		264,778
Total liabilities	296,228	5,028	(4,531)		296,725
Commitments and Contingencies
Temporary equity:
Common stock subject to possible redemption	-	66,813	(66,762)	F	-
			(51)	E
Stockholders' equity (deficit):
Class A Common stock	-	-	7	F	113
			25	B
			81	G
Class A Common Units	88,080	-	(88,080)	G	-
Class B Preferred units	20,071	-	(20,071)	G	-
Class B-1 Preferred Units	41,162	-	(41,162)	G	-
Class C Profits Units	11,967	-	(11,967)	G	-

Additional paid-in capital	31,182	7,335	66,755	F	488,740
			249,975	B
			(25,371)	D
			(2,335)	H
			161,199	G
Retained earnings (deficit)	(84,563)	(2,335)	2,335	H	(87,737)
			(3,174)	D
Total stockholders’ equity (deficit)	107,899	5,000	288,217		401,116
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' DEFICIT	404,127	76,841	216,873		697,841

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	For the Year Ended December 31, 2020							For the Year Ended December 31, 2020
	PCT (Historical)	PCT Adjustments		PCT As Adjusted	Roth CH Acquisition I Co. (Historical, As Restated)	Transaction Accounting Adjustments		Pro Forma Condensed Combined (As Restated)
Revenue:
Revenue	$-	-		-	$-	$-		$-
Operating costs and expenses:
Operating cost	8,603	-		8,603	1,098	-		9,701
Selling, administrative and other	39,525	-		39,525	-	3,174	BB	42,699
Research and development	647	-		647	-	-		647
Total operating costs and expenses	48,775	-		48,775	1,098	3,174		53,047
Loss from operations	(48,775)	-		(48,775)	(1,098)	(3,174)		(53,047)
Other income (expense):
Other income (expense):	(111)	-		(111)	-	-		(111)
Change in fair value of warrants	-	-		-	(1,249)	-		(1,249)
Offering costs attributable to warrants	-	-		-	(22)	-		(22)
Interest income (expense)	(7,955)	744	AA	(7,211)	35	(35)	CC	(7,211)
Unrealized loss on marketable securities held in Trust Account		-		-	-	1	CC	1
Total other income (expense)	(8,066)	744		(7,322)	(1,236)	(34)		(8,592)
Net income (loss):	(56,841)	744		(56,097)	(2,334)	(3,208)		(61,639)
Income tax provision	-	-		-	-	-		-
Net income (loss)	(56,841)	744		(56,097)	(2,334)	(3,208)		(61,639)

Weighted Common shares outstanding	2,731,045				2,549,960			118,322,900

Basic and diluted net income (loss) per share	$(22.02)				$(0.92)			$(0.52)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, ROCH will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of PCT issuing stock for the net assets of ROCH, accompanied by a recapitalization. The net assets of ROCH will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of PCT.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 assumes that the Business Combination occurred on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had been completed on January 1, 2020. These periods are presented on the basis of PCT as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	ROCH’s audited balance sheet as of December 31, 2020 (As Restated) and the related notes for the period ended December 31, 2020, included elsewhere in this Prospectus;

•	PCT’s audited consolidated balance sheet as of December 31, 2020 and the related notes for the period ended December 31, 2020, included elsewhere in this Prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	ROCH’s audited statement of operations for the year ended December 31, 2020 (As Restated) and the related notes, included elsewhere in this Prospectus; and

•	PCT’s audited consolidated statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this Prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of ROCH and PCT.

2.	Accounting Policies

Upon consummation of the Business Combination, the Combined Company will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company. ROCH’s historical Accounts payable and accrued expenses of $0.01 million was reclassified as Accrued expense to conform to PCT’s balance sheet presentation.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require such warrants to be classified as liabilities on a SPAC’s balance sheet as opposed to equity. Since issuance on May 7, 2020 and, subsequently, on May 26, 2020, ROCH’s outstanding Private Warrants to purchase common stock were accounted for as equity within ROCH’s previously reported balance sheets. After discussion and evaluation, management concluded that the Private Warrants should be presented as liabilities with subsequent fair value remeasurement.

On June 2, 2021, the Combined Company concluded that ROCH’s audited financial statements for the year ending December 31, 2020 should be restated because of a misapplication in the guidance regarding accounting for the Private Warrants and should no longer be relied upon (the “Restatement”).

Historically, the Private Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Private Warrants, based on the application of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”). The views expressed in the SEC Staff Statement were not consistent with the ROCH’s historical interpretation of the specific provisions within its warrant agreement and ROCH’s application of ASC 815-40 to the warrant agreement. The Combined Company reassessed ROCH’s accounting for Public and Private Warrants in light of the SEC Staff’s Statement. Based on this reassessment, the Combined Company determined that the Private Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in its statements of operations each reporting period. Additionally, offering costs attributable to the Private Warrants, based on their fair value as a percentage of proceeds, are no longer included as an offset to equity but expensed as incurred.

Impact of the Restatement

The following summarizes the effect of the Restatement on each financial statement line item. The Restatement had no impact on net cash flows from investing or financing activities.

Balance sheet (In thousands)

	Historical ROCH As Filed	Restatement Adjustment	Historical ROCH As Restated
Consolidated Balance Sheet as of December 31, 2020
Warrant liability	$-	$1,625	$1,625
Ordinary shares subject to possible redemption	68,438	(1,625)	66,813
Additional paid-in capital	6,064	1,271	7,335
Accumulated deficit	$(1,064)	$(1,271)	$(2,335)

Statement of operations (In thousands, except per share data)

	Historical ROCH As Filed	Restatement Adjustment	Historical ROCH As Restated
Consolidated Statements of Operations for the period January 1, 2020 to December 31, 2020
Income (loss) from change in FV of warrants	$-	$(1,249)	$(1,249)
Offering costs attributable to warrants	-	(22)	(22)
Net loss	(1,063)	(1,272)	(2,335)
Basic and diluted net loss per ordinary share	(0.42)	(0.50)	(0.92)

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). ParentCo has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the Combined Company will record a valuation allowance against the full value of U.S. and state deferred tax assets since the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.

Adjustments (As Restated) to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:

(A)	Reflects the reclassification of $76.5 million of marketable securities held in the Trust Account at the balance sheet date that becomes available to fund the Business Combination.

(B)	Represents the net proceeds from the private placement of 25.0 million shares of common stock at $10.00 per share pursuant to the PIPE Investment.

(C)	Reflects the settlement of $2.7 million of deferred underwriters’ fees. The fees are expected to be paid at the close of the Business Combination.

(D)	Represents total transaction costs of $34.8 million, in addition to the $2.7 million of deferred underwriting fees noted above, inclusive of advisory, banking, printing, legal and accounting fees that are expensed as a part of the Business Combination and equity issuance costs that are capitalized into additional paid-in capital. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $30.4 million as $4.4 million has been paid as of December 31, 2020. $1.9 million was accrued as of December 31, 2020. Equity issuance costs of $25.4 million are offset to additional paid-in capital and the remaining balance is expensed through accumulated deficits.

(E)	Represents the actual redemption of 5.1 thousand shares of the Company’s Common Stock at $10.00 per share.

(F)	Reflects the reclassification of approximately $66.8 million of common stock subject to possible redemption to permanent equity.

(G)	Represents recapitalization of PCT’s Units and the issuance of 83.5 million shares of ParentCo Common Stock to PCT Unitholders as consideration for the reverse recapitalization, less shares reserved for 143,619 PCT outstanding warrants that were canceled pursuant to the issuance of conditional replacement warrants by ParentCo and 143,092 PCT outstanding unvested Class C Units that will become ParentCo’s restricted shares, subject to the same vesting schedule and forfeiture restrictions as the unvested PCT Class C Units.

(H)	Reflects the reclassification of ROCH’s historical accumulated deficit.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, respectively are as follows:

(AA)	Reflects elimination of historical interest expense on the promissory notes repaid during the period to arrive at Assumed Indebtedness for the Business Combination.

(BB)	Reflects the total transaction costs in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020. Transaction costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(CC)	Reflects elimination of investment income and unrealized loss on the Trust Account.

4.	Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented.

(in thousands, except per share data)
For the Year Ended December 31, 2020 (as restated)
Pro forma net loss	(61,639)

Weighted average shares outstanding of common stock	118,322,900

Net loss per share (Basic and Diluted) attributable to common stockholders (1)	$(0.52)

(1) As PCT had a net loss on a pro forma combined basis, the outstanding warrants and unvested Class C Units had no impact to diluted net loss per share as they are considered anti-dilutive.

Exhibit 99.2

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in the prospectus dated March 19, 2021 (as supplemented or amended from time to time, the “Prospectus”)

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the Business Combination. The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, ROCH will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was reflected as the equivalent of PCT issuing stock for the net assets of ROCH, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of PCT. The summary unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2021 gives effect to the Business Combination as if it had occurred on January 1, 2020. The pro forma balance sheet is not included because the Business Combination was consummated on March 17, 2021 and the impact of the Business Combination is included in the PCT unaudited financial statements as of and for the three months ended March 31, 2021 and related notes included in PCT’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 19, 2021 and included in the Prospectus pursuant to Prospectus Supplement No. 3 filed on May 19, 2021, which was filed to update and supplement the information contained in the Prospectus. The summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 is included elsewhere in the Prospectus.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination company appearing below and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of ROCH and PCT for the applicable periods included in the Prospectus. The historical financial statements and related notes of ROCH are included in the Prospectus pursuant to Prospectus Supplement No. 5 filed on June 15, 2021, which was filed to update and supplement the information contained in the Prospectus with ROCH’s Amendment No. 1 to the Annual Report on Form 10-K filed with the SEC on June 15, 2021. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Combined Company.

Pro Forma Combined
Summary Unaudited Pro Forma Condensed Combined Statements of Operations Data
Three Months Ended March 31, 2021 (in thousands except share and per share data)
Revenue	$-
Net loss per share - basic and diluted	$(0.25)
Weighted-average common shares outstanding - basic and diluted	118,322,900

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in the Prospectus.

Introduction

ParentCo is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

ROCH is a special purpose acquisition company whose purpose is to acquire, through a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. ROCH was incorporated in Delaware on February 13, 2019, as Roth CH Acquisition I Co. On May 4, 2020, ROCH consummated its IPO. The IPO, of 7,500,000 of its Units consisting of ROCH Common Stock and Public Warrants, generated gross proceeds to ROCH of $75.0 million. Simultaneously with the consummation of the IPO, ROCH completed the private sale of 262,500 Private Units (consisting of Private Shares and related Private Warrants) at a purchase price of $10.00 per unit to its Initial Stockholders generating gross proceeds of $2.6 million. Each Private Unit consists of one share of ROCH Common Stock and three quarters of a warrant to purchase shares of ROCH Common Stock at an exercise price of $11.50. Following the closing of the IPO on May 7, 2020, an amount of $75.0 million ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Units was placed in a Trust Account which will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, with a maturity of 180 days or less or in a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act. On May 26, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, ROCH sold an additional 150,000 Units at a purchase price of $10.00 per Unit, generating gross proceeds of $1.5 million. In addition, in connection with the underwriters’ partial exercise of their over-allotment option, ROCH also consummated the sale of an additional 3,000 Private Units at a purchase price of $10.00 per Private Unit, generating gross proceeds of $30,000. Following such closing, an additional $1.5 million was deposited into the Trust Account, resulting in $76.5 million being held in the Trust Account. ROCH had 18 months from the closing of the IPO (by November 7, 2021) to complete an initial business combination.

PCT and its wholly owned subsidiaries, PureCycle: Ohio LLC, PCT Managed Services LLC and PCO Holdco LLC, are businesses whose planned principal operations are to conduct business as a plastics recycler using a patented recycling process. Developed and licensed by P&G, the patented recycling process separates color, odor and other contaminants from plastic waste feedstock to transform it into virgin-like resin, referred to as ultra-pure recycled polypropylene (“UPRP”). PCT is currently constructing its Phase II Facility and conducting research and development activities to operationalize the Technology.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 combines the historical statements of operations of ROCH and PCT for such periods on a pro forma basis as if the Business Combination and related Transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented. The pro forma balance sheet is not included because the Business Combination was consummated on March 17, 2021 and the impact of the Business Combination is included in the March 31, 2021 unaudited financial statements and related notes included in this Prospectus. The unaudited pro forma pro forma condensed combined statement of operations for the year ended December 31, 2020 is included elsewhere in the Prospectus.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of ROCH was derived from the unaudited financial statements of ROCH for the period ended March 17, 2021. The historical financial information of PCT was derived from the unaudited consolidated financial statements of PCT for the three months ended March 31, 2021. This information should be read together with ROCH’s and PCT’s unaudited and audited financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this Prospectus.

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, ROCH will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of PCT issuing stock for the net assets of ROCH, accompanied by a recapitalization. The net assets of ROCH will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of PCT.

PCT has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	PCT will have the largest single voting interest block in the Combined Company;

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•	PCT will have the ability to nominate the majority of the members of the board of directors following the closing;

•	PCT will hold executive management roles for the post-combination company and be responsible for the day-to-day operations;

•	The Combined Company will assume PCT’s name; and

•	The intended strategy of the Combined Company will continue PCT’s current strategy of being a leader in plastics recycling.

Description of the Business Combination

The aggregate consideration for the Business Combination will be $1,156.9 million, payable in the form of shares of the ParentCo Common Stock and assumed indebtedness.

The following summarizes the purchase consideration:

Total shares transferred*	83,500,000
Value per share	10.00
Total Share Consideration	$835,000,000
Assumed indebtedness
Revenue Bonds	249,600,000
The Convertible Notes	60,000,000
Term Loan	313,500
Related Party Promissory Note**	12,000,000
Total merger consideration	$1,156,913,500

*Amount excludes the issuance of 4.0 million earnout shares to certain shareholders of PCT as a result of the Combined Company satisfying the performance and operational targets subsequent to the closing of the Business Combination.

**Related party promissory note was repaid prior to the closing of the Business Combination.

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The following summarizes the pro forma ParentCo Common Stock outstanding (in thousands):

	Shares Outstanding	%
PCT Shareholders	83,500	70.6%
Total PCT Inc. Merger Shares	83,500	70.6%
ROCH Public Shares	7,640	6.5%
ROCH Founder and Private Shares	2,183	1.8%
Total ROCH Shares	9,823	8.3%
PIPE investors	25,000	21.1%
Pro Forma ParentCo Common Stock at December 31, 2020	118,323	100.0%

The outstanding shares exclude PCT’s outstanding warrants and options. Pursuant to the Merger Agreement, 143,619 outstanding warrants will be canceled, and such agreement terminated pursuant to the issuance of conditional replacement warrants by ParentCo. The 143,092 outstanding unvested Class C Units will be ParentCo’s restricted shares, subject to the same vesting schedule and forfeiture restrictions as the unvested PCT Class C Units.

The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the condensed combined statements of operations for the year ended December 31, 2020 are based on the historical financial statements of ROCH and PCT. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except per share data)

	For the Three Months Ended March 31, 2021			January 1, 2021 - March 17, 2021			For the Three Months Ended March 31, 2021
	PCT (Historical)	PCT Adjustments	PCT As Adjusted	ROCH (Historical)	Transaction Accounting Adjustments		Pro Forma Condensed Combined
Revenue:
Revenue	$-	-	-	$-	$-		$-
Operating costs and expenses:
Operating cost	2,130	-	2,130	23	-		2,153
Selling, administrative and other	7,624	-	7,624	-	(3,174	) AA	4,450
Research and development	547	-	547	-	-		547
Total operating costs and expenses	10,301	-	10,301	23	(3,174)		7,150
Loss from operations	(10,301)	-	(10,301)	(23)	3,174		(7,150)
Other income (expense):
Other income (expense):	(109)	-	(109)	-	-		(109)
Interest income (expense)	(6,089)	-	(6,089)	1	(1	) BB	(6,089)
Change in fair value of warrants	(13,621)	-	(13,621)	(2,979)	-		(16,600)
Total other income (expense)	(19,819)	-	(19,819)	(2,978)	-		(22,798)
Net income (loss):	(30,120)	-	(30,120)	(3,001)	3,174		(29,948)
Income tax provision	-	-	-	-	-		-
Net income (loss)	(30,120)	-	(30,120)	(3,001)	3,174		(29,948)

Weighted Common shares outstanding	51,223		51,223	-			118,323

Basic and diluted net income (loss) per share	$(0.59)		(0.59)	$-			$(0.25)

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.        Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, ROCH will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of PCT issuing stock for the net assets of ROCH, accompanied by a recapitalization. The net assets of ROCH will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of PCT.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 give pro forma effect to the Business Combination as if it had been completed on January 1, 2020. This period is presented on the basis of PCT as the accounting acquirer.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

PCT’s unaudited condensed consolidated statements of operations for the three months ended March 31, 2021 and the related notes, included elsewhere in this Prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of ROCH and PCT.

2.        Accounting Policies

Upon consummation of the Business Combination, the Combined Company will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company.

3.        Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). ParentCo has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

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The pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the Combined Company will record a valuation allowance against the full value of U.S. and state deferred tax assets since the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021, are as follows:

(AA)	Reflects the total transaction costs in the unaudited pro forma condensed combined statements of operations. Transaction costs that were expensed in the historical PCT statement of operations for the three months ended March 31, 2021 were excluded from the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(BB)	Reflects elimination of investment income and unrealized loss on the Trust Account.

4.        Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented.

(in thousands, except per share data)
For the Three Months Ended March 31, 2021
Pro forma net loss	(29,948)

Weighted average shares outstanding of common stock	118,323

Net loss per share (Basic and Diluted) attributable to common stockholders (1)	$(0.25)

(1) As PCT had a net loss on a pro forma combined basis, the outstanding warrants and unvested Class C Units had no impact to diluted net loss per share as they are considered anti-dilutive.

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